Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Build-A-Bear Workshop, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan of our reports dated March 13, 2014, with respect to the consolidated financial statements and schedule of Build-A-Bear Workshop, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Build-A-Bear Workshop, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year-ended December 28, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 13, 2014